EXHIBIT 4.4

                  INDUSTRI-MATEMATIK INTERNATIONAL CORP.
                         1998 STOCK OPTION PLAN

                               SECTION I
                                PURPOSE

  The purpose of the Industri-Matematik International Corp. 1998 Stock Option Plan is to provide favorable opportunities for (a) certain selected employees and (b) certain selected non-employee members of the Board of Directors, consultants, and other advisors of Industri-Matematik International Corp. and its subsidiaries to purchase shares of Industri-Matematik International Corp. Common Stock in order to attract and retain individuals of exceptional skill and to provide an increased incentive for these individuals to contribute to the future success and prosperity of Industri-Matematik International Corp., thereby enhancing the value of the Common Stock for the benefit of shareholders.

                               SECTION II
                      DEFINITIONS AND CONSTRUCTION

  2.1.  Terms used in this Stock Option Plan shall be defined as follows:

     Board shall mean the Board of Directors of IMIC.

  Cause shall mean, with respect to a non-employee Optionee, (a) the breach by the Optionee of any agreement between the Company and the Optionee, (b) willful and gross misconduct on the part of the Optionee that is materially and demonstrably detrimental to the Company, or (c) the commission by the Optionee of one or more acts which constitute an indictable crime under Federal, state, or local law, each as may be determined in good faith by written resolution adopted by a majority of the members of the Board at a meeting duly called and held for that purpose after reasonable notice to the Optionee and opportunity for the Optionee and his or her counsel to be heard.

  Change of Control shall mean: (a) Continuing Directors no longer constitute at least a majority of the Board; (b) any person or group of persons (as defined in Rule 13d-5 under the Exchange Act) through transactions not approved by the Continuing Directors who constitute a majority of the Board, become the beneficial owner, directly or indirectly, after the Effective Date of 40% or more of IMIC's then outstanding Common Stock (including Common Stock owned by such person or group of persons prior to the Effective Date); (c) the approval by IMIC's shareholders of the merger or consolidation of IMIC with any other corporation, the sale of substantially all of the assets of IMIC, or the liquidation or dissolution of IMIC unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation will constitute at least a majority of directors of the surviving corporation of such merger or consolidation and any parent (as such terms is defined in Rule 12b-2 under the Exchange Act) of such corporation, and such surviving corporation (and such parent, if any) shall have at least five directors; or (d) at least a majority, all of whom shall be Continuing Directors, of the directors in office immediately prior to any other action proposed to be taken by IMIC's shareholders or by the Board determines that such proposed action, if taken, would constitute a change of control of IMIC and such proposed action is thereafter taken.

  Change of Control Exercise Period shall mean the period during which a Limited Right may be exercised in accordance with Section 8.2.

  Change of Control Price shall mean the higher of (i) the highest price per share of Common Stock paid or offered in any transaction related to a Change of Control of IMIC or (ii) the highest Fair Market Value per share of Common Stock at any time during the 60-day period preceding a Change of Control.

  Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

  Committee shall mean the Compensation Committee appointed by the Board to administer the Plan which shall be composed of at least two persons.

  Common Stock shall mean the Common Stock, $.01 par value, of IMIC.

  Company shall mean Industri-Matematik International Corp. and its Subsidiaries.

  Continuing Director shall mean any individual who is a member of the Board on August 19, 1998, or is designated (before such person's initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

  Disability shall mean disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

  Effective Date shall mean August 19, 1998.

  Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

  Exercise Price shall mean the price of a share of Common Stock payable by the Optionee on exercise of an Option.

  Fair Market Value on a specified day shall mean, if the Common Stock is publicly traded, the reported closing price on that day, or if there was no sale of Common Stock reported on that day, then the reported closing price on the next preceding day on which there was such a sale, but if the Common Stock is not publicly traded, the Committee shall make a good faith determination of Fair Market Value.

  IMIC shall mean Industri-Matematik International Corp.

  ISO shall mean an incentive stock option within the meaning of Section 422 of the Code.

  Limited Right shall mean the right pursuant to an award granted under Section
8.1 to surrender to IMIC all or a portion of an Option in accordance with
Section 8.2.

  Non-ISO shall mean a stock option which is not an ISO.

  Option shall mean a stock option granted under the Plan.

  Optionee shall mean an individual who has been granted one or more Options.

  Parent Corporation shall mean a parent corporation as defined in Section 424(e) of the Code.

  Plan shall mean this Industri-Matematik International Corp. 1998 Stock Option Plan.

  Retirement shall mean retirement on or after age 65 or, with the advance consent of the Committee, at an earlier age.

  Securities Act shall mean the Securities Act of 1933, as amended from time to time.

  Stock Appreciation Right shall mean a right to receive cash or Common Stock upon the exercise of an Option in accordance with Section 6.7.

  Subsidiary shall mean a subsidiary corporation as defined in Section 424(f) of the Code.

  Termination Date shall mean the last day on which an Option may be exercised, which date shall be fixed by the Committee but which shall not be later than the day preceding the tenth anniversary of the date on which the Option is granted.

  Termination for Cause shall mean, with respect to an employee Optionee, a termination by the Company of his employment (a) based upon the Company's determination that (i) the Optionee has breached any agreement between the Company and the Optionee, (ii) the Optionee has willfully acted in a manner that is materially and demonstrably detrimental to the Company, (iii) the Optionee has materially failed to perform the duties or carry out the responsibilities assigned to him, or (iv) the Optionee committed one or more acts which constitute an indictable crime under Federal, state, or local law, or (b) for any other reason that the Company considers to be cause.

  2.2. When used in this Plan, unless the context clearly indicates to the contrary, (a) the masculine gender shall include the feminine and neuter genders, (b) the feminine gender shall include the masculine and neuter genders,
(c) the neuter gender shall include the masculine and feminine genders, (d) the singular shall include the plural, and (e) if a defined term is intended, it shall be capitalized.

                              SECTION III
                            ADMINISTRATION

  3.1. Except as otherwise provided in the Plan, and subject to the provisions of Section 3.2, the Committee shall administer the Plan and shall have full power to grant Options, construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan including the delegation of administrative responsibilities which it believes reasonable and proper.

  3.2. Subject to the provisions of the Plan and/or a specific direction from the Board, the Committee shall establish the policies and criteria pursuant to which it shall grant Options and administer the Plan and, in its discretion, shall determine which employees of the Company and/or members of the Board, consultants, or other advisors shall be granted Options, the number of shares covered by such Options, and the terms and conditions of the Options. If authorized by the Board, the Committee may delegate to an individual member of the Committee or an officer of the Company the discretion to determine, in accordance with guidelines established by the Board, which employees of the Company and/or members of the Board, consultants, or other advisors shall be granted options, the number of shares covered by any such Options, and the terms and conditions of the Options.

  3.3. The Committee may at any time, with the consent of the Optionee, in its sole discretion cancel any Option and issue to the Optionee a new Option for an equivalent or lesser number of shares of Common Stock and at a lower Exercise Price. The total number of shares of Common Stock which may be available for grants of new Options pursuant to this Section 3.3 during the term of the Plan shall be 300,000, subject to adjustment in accordance with Section IX.

  3.4. Any decision made, or action taken, by the Committee or the Board arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

                                SECTION IV
                        SHARES SUBJECT TO THE PLAN

  4.1. The total number of shares of Common Stock available for grants of Options under the Plan shall be 3,000,000, subject to adjustment in accordance with Section IX. These shares may be either authorized and unissued or reacquired shares of Common Stock. If an Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Option shall be available for future grants of Options. An Option or portion thereof exercised through the exercise of a Stock Appreciation Right pursuant to Section 6.7 or related to a Limited Right exercised pursuant to Section VIII shall be treated, for the purposes of this
Section IV, as though the Option or portion thereof had been exercised through the purchase of Common Stock with the result that the shares of Common Stock subject to the Option or portion thereof that was so exercised shall not be available for future grants of Options.

                                 SECTION V
                                ELIGIBILITY

  5.1. Options may be granted to employees of the Company or to persons who have been engaged to become employees of the Company. Such Optionees will comprise, in general, employees who contribute or who are expected to contribute to the management, direction, and overall success of the Company.

  5.2. Options also may be granted to members of the Board, consultants, and other advisors who are not employees of the Company. Such Optionees will comprise, in general, those who, while not employees of the Company, have an ongoing relationship with the Company and make or who are expected to make significant contributions to the overall success of the Company.

                               SECTION VI
                            TERMS OF OPTIONS

  6.1.a. All Options shall be evidenced by written agreements executed by the Company and the Optionee. Such Options shall be subject to the applicable provisions of the Plan and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Exercise Price, and the Termination Date. Those Options that comply with the requirements for an ISO set forth in Section 422 of the Code and that the Committee wishes to designate as an ISO shall be ISOs, and all other Options (including any Option that would otherwise qualify as an ISO but which the Committee designates as an Non-ISO) shall be Non-ISOs. Only Non-ISOs shall be granted to any Optionee who is not an employee of the Company on the date the Option is granted.

  6.1.b. The written agreement referred to in Section 6.1.a also shall provide that unless the shares of Common Stock acquired on the exercise of the Option are then currently registered under the Securities Act, if counsel to IMIC advises that the same is required, prior to delivery of the shares acquired upon the exercise of the Option the Optionee shall agree to hold such shares for investment only and not with a view to resale or distribution thereof to the public, and such Optionee shall deliver to IMIC a letter to that effect in a form specified by counsel to IMIC together with any additional documents specified by counsel. In the event that issuance of shares of Common Stock on exercise of the Option is subject to laws, rules, and/or regulations of a jurisdiction other than the United States of America, the Optionee simultaneously shall comply with the requirements of counsel to IMIC to satisfy the same.

  6.2. The Exercise Price for an ISO or a non-ISO shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

  6.3.a. The Committee shall determine the dates after which Options may be exercised in whole or in part. If Options are exercisable in installments, installments or portions thereof that are exercisable and not exercised shall accumulate and remain exercisable. The Committee also may amend an Option to accelerate the dates after which Options may be exercised in whole or in part. However, no Option or portion thereof shall be exercisable after the Termination Date.

  6.3.b. Notwithstanding any contrary provisions of Section 6.3.a, upon a Change of Control (i) each Option or portion thereof which, by its terms, is not yet exercisable shall vest and become exercisable in full and (ii) each Option which has a Termination Date falling within 90 days after a Change of Control shall have its Termination Date extended until the earlier of the 90th day after the Change of Control or the day before the 10th anniversary of the date such Option was granted.

  6.4. Notwithstanding any contrary provisions of Sections 6.2 and 6.3.a, no ISO shall be granted to any employee who, at the time the Option is granted, owns (directly, or within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of IMIC or of any of its Subsidiaries or its Parent, if any, unless (a) the Exercise Price under such Option is at least 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted and (b) the Termination Date of such Option is a date not later than the day preceding the 5th anniversary of the date on which the Option is granted.

  6.5. An Option or portion thereof shall be exercised by delivery of a written notice of exercise to IMIC and payment of the full price of the shares being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which the Option may then be exercised, but an Optionee must exercise the Option in full shares of Common Stock. Payment of the price of Common Stock purchased pursuant to an Option or portion thereof, subject to the provisions of Section 6.6, shall be made as follows:

  6.5.a. In United States dollars in cash or by check, bank draft, or money order payable to the order of IMIC, by wire transfer to an account designated by IMIC, or by such other payment method as the Committee, in its discretion, may authorize;

  6.5.b. Through the delivery of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the Exercise Price; or

  6.5.c. By any combination of the above methods of payment. The Committee also may permit a participant to pay the Exercise Price by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Option on condition that such third party remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise as required by Section 6.6. The Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate including, without limitation, any limitation or prohibition designed to avoid certain accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

  6.6. IMIC, in its discretion, may require an Optionee to pay to IMIC at the time of exercise the amount that IMIC deems necessary to satisfy its obligation to withhold Federal, state, or local income or other taxes incurred by reason of the exercise. Upon the exercise of an Option requiring tax withholding, an Optionee may make a written election to have shares of Common Stock withheld by IMIC from the shares otherwise to be received. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. The approval of any such election by an Optionee shall be at the sole discretion of the Committee. Where the exercise of an Option does not give rise to an obligation to withhold income taxes on the date of exercise, IMIC, in its discretion, may require an Optionee to place shares of Common Stock purchased under the Option in escrow for the benefit of IMIC until such time as income tax withholding is required on amounts included in the gross income of the Optionee as a result of the exercise of an Option. At such time, IMIC in its discretion may require an Optionee to pay to IMIC the amount that IMIC deems necessary to satisfy its obligation to withhold Federal, state, or local income or other taxes incurred by reason of the exercise of the Option, in which case the shares of Common Stock will be released from escrow to the Optionee. Alternatively, subject to acceptance by the Committee, in its sole discretion, an Optionee may make a written election to have shares of Common Stock held in escrow released from escrow and applied toward IMIC's obligation to withhold Federal, state, or local income or other taxes incurred by reason of the exercise of the Option based on the Fair Market Value of the shares on the date of the termination of the escrow arrangement. Upon application of such shares toward IMIC's withholding obligation, any shares of Common Stock held in escrow and, in the judgment of the Committee, not necessary to satisfy such obligation shall be released from escrow to the Optionee.

  6.7. At or after the grant of an Option, the Committee, in its discretion, may provide an Optionee with an alternate means of exercising an Option, or a designated portion thereof, by granting the Optionee a Stock Appreciation Right. A Stock Appreciation Right is a right to receive, upon exercise of an Option or any portion thereof, in the Committee's sole discretion, an amount of cash equal to, and/or shares of Common Stock having a Fair Market Value on the date of exercise equal to, the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Exercise Price, multiplied by the number of shares of Common Stock that the Optionee would have received had the Option or portion thereof been exercised through the purchase of shares of Common Stock at the Exercise Price, provided that (a) such Option or portion thereof has been designated by the Committee as exercisable in this alternative manner, (b) such Option or portion thereof is otherwise exercisable, and (c) the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Exercise Price.

  6.8. Each Option, during the Optionee's lifetime, shall be exercisable only by the Optionee, and neither it nor any right under the Plan shall be transferable otherwise than by Will or the laws of descent and distribution or be subject to attachment, execution, or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate, or otherwise dispose of an Option or of any right under the Plan, except as provided for in the Plan, or in the event of any levy or any attachment, execution, or similar process upon the rights or interest conferred by the Plan, IMIC may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

  6.9.a. If a Termination for Cause of an Optionee's employment occurs, each Option held by such Optionee together with all rights under the Plan shall terminate on the date of termination of employment to the extent not previously exercised.

  6.9.b. If a non-employee Optionee engages in conduct which constitutes Cause, each Option held by such Optionee together with all rights under the Plan shall terminate on the date the Board determines that the Optionee has engaged in such conduct constituting Cause to the extent not previously exercised.

  6.10. If an Optionee's employment with the Company terminates for any reason other than as a result of a Termination for Cause, or if a non-employee Optionee shall cease to have an ongoing relationship with the Company as a member of the Board, consultant, or other advisor for any reason other than for Cause, each Option held by such Optionee shall remain exercisable, to the extent it was exercisable at the time of termination of employment or cessation of ongoing relationship, until the earliest of:

  6.10.a.  The Termination Date of such Option;

  6.10.b. The death of the Optionee, or such later date not more than six months after the death of the Optionee as provided in Section 6.11;

  6.10.c. Two months after the date of termination of the Optionee's employment or the date of cessation of ongoing relationship by reason of Retirement;

  6.10.d. Six months after the date of termination of the Optionee's employment or the date of cessation of ongoing relationship by reason of Disability;

  6.10.e. Two months after the date of the termination by the Company of the Optionee's employment other than as a result of a Termination for Cause or the date of cessation of ongoing relationship other than for Cause; or

  6.10.f. One month after the date of the termination by the Optionee of the Optionee's employment or the date of cessation of ongoing relationship other than by reason of Retirement, Disability, or death.

After such date all Options shall terminate, together with all rights under the Plan, to the extent not previously exercised.

  6.11. In the event of the death of an Optionee while employed by the Company or in an ongoing relationship with the Company, an Option may be exercised at any time or from time to time prior to the earlier of the Termination Date and a date six months after the date of the Optionee's death by the person or persons to whom the Optionee's rights under each Option shall pass by Will or by the applicable laws of descent and distribution to the extent that the Optionee was entitled to exercise it on the date of the Optionee's death. In the event of the death of an Optionee no longer employed by the Company or no longer in an on-going relationship with the Company while entitled to exercise an Option pursuant to Section 6.10, the Committee, in its discretion, may permit such Option to be exercised at any time or from time to time prior to the Termination Date during a period of up to six months from the death of the Optionee, as determined by the Committee, by the person or persons to whom the Optionee's rights under each Option shall pass by Will or by the applicable laws of descent and distribution to the extent that the Option was exercisable at the time of cessation of the Optionee's employment or service as a member of the Board, consultant, or other advisor. Any person or persons to whom an Optionee's rights under an Option have passed by Will or by the applicable laws of descent and distribution shall be subject to all terms and conditions of the Plan and the Option applicable to the Optionee.

  6.12. Any Optionee who disposes of shares of Common Stock acquired upon the exercise of an ISO either (a) within two years after the date of the grant of the ISO under which the Common Stock was acquired or (b) within one year after the transfer of such shares to the Optionee, shall notify IMIC of such disposition and of the amount realized upon such disposition.

                               SECTION VII
                      LIMITATION ON GRANTS OF ISOS

  7.1. To the extent the aggregate Fair Market Value of the Common Stock subject to an Option which is exercisable for the first time during any one calendar year by an employee exceeds $100,000, such excess portion of the Option may not be treated as an ISO.

                              SECTION VIII
                             LIMITED RIGHTS

  8.1.a. Limited Rights may be granted by the Committee in conjunction with all or any portion of any Option granted under the Plan and such rights may be granted either at or after the time of the grant of such Option.

  8.1.b. Limited Rights or any applicable portion thereof granted with respect to a given Option shall terminate and no longer be exercisable upon the termination of the related Option. Upon the exercise of an Option, the related Limited Right shall cease to be exercisable to the extent of the shares of Common Stock with respect to which such Option is exercised.

  8.1.c. A Limited Right related to an Option may be exercised by an Optionee, in accordance with Section 8.2, by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in Section 8.2.

  8.2. Limited Rights shall be subject to such terms and conditions not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee or the Board, including the following:

  8.2.a. Limited Rights can only be exercised within the Change of Control Exercise Period, which is the 30-day period following a Change of Control, and will become fully exercisable, if not already fully exercisable, upon the Change of Control, provided that any Limited Right shall not exercisable by any Optionee who is subject to Section 16(b) of the Exchange Act during the first 6 months of the date of grant of a Limited Right. In the event a Change of Control shall occur within 6 months of the date of grant of a Limited Right to an Optionee who is subject to Section 16(b) of the Exchange Act, the Change of Control Exercise Period for such Optionee shall be deemed to commence on the first day following such 6 month period.

  8.2.b. Upon the exercise of a Limited Right related to an Option, an Optionee shall be entitled to receive an amount in cash equal in value to the excess of the Change of Control Price over the Option Price specified in the related Option, such excess to be multiplied by the number of shares of Common Stock in respect of which the Limited Right shall have been exercised.

  8.2.c. Limited Rights shall be transferable only at such time or times and to the extent that the underlying Option would be transferable under Section 6.8.

                                SECTION IX
                               ADJUSTMENTS

  9.1.  If (a) IMIC shall at any time be involved in a transaction to which
Section 424(a) of the Code is applicable, (b) IMIC shall declare a dividend payable in, or shall subdivide or combine, its Common Stock, or (c) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Options, the Committee may take any such action as in its judgment shall be necessary to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section IV shall be increased or decreased, as the case may be, proportionately. The judgment of the Committee with respect to any matter referred to in this Section IX shall be conclusive and binding upon each Optionee.

                                 SECTION X
                     AMENDMENT AND TERMINATION OF PLAN

  10.1. The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate, provided that no such amendment shall be made which would, without approval of the shareholders of IMIC:

 10.1.a.  Materially modify the eligibility requirements for receiving Options;

  10.1.b. Materially increase the total number of shares of Common Stock which may be issued pursuant to Options, except as provided in Section IX; or

  10.1.c.  Materially increase in any way the benefits accruing to Optionees.

  10.2. No amendment, suspension, or termination of this Plan, without the Optionee's consent, shall alter or impair any of the rights or obligations under any Option theretofore granted to an Optionee under the Plan.

                               SECTION XI
                   GOVERNMENT AND OTHER REGULATIONS

  11.1. The obligation of IMIC to issue, or transfer and deliver, shares for Options exercised under the Plan or to deliver cash upon exercise of a Limited Right or with respect to a Stock Appreciation Right, shall be subject to all applicable laws, regulations, rules, orders, and approvals which shall then be in effect and required by governmental entities and/or any national securities exchange on which Common Stock may be traded or listed.

                              SECTION XII
                       MISCELLANEOUS PROVISIONS

  12.1. The right of the Company to terminate (whether by dismissal, discharge, retirement, or otherwise) the Optionee's employment or service as a member of the Board, consultant, or other advisor at any time at will or as otherwise provided by any agreement between the Company and the Optionee is specifically reserved. Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of the Optionee's death shall have any of the rights of a shareholder with respect to the shares subject to each Option except to the extent that, and until, such shares shall have been issued upon the exercise of each Option.

  12.2.  All expenses of administering the Plan shall be borne by IMIC.

  12.3. Payments received from Optionees upon the exercise of Options shall be used for the general corporate purposes of IMIC except that any stock received or withheld in payment may be canceled, retired, or retained in IMIC's treasury and reissued.

  12.4. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by IMIC against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by IMIC) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of wilful misconduct or bad faith, provided that upon the institution of any such action, suit, or proceeding, a Committee or Board member, in writing, shall give IMIC notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member's own behalf.

                               SECTION XIII
                  SHAREHOLDER APPROVAL AND EFFECTIVE DATE

  13.1. The Plan shall become effective upon adoption by the Board. However, if the Plan is not approved within one year after the Plan is adopted by the Board by the vote at a meeting of the shareholders of IMIC at which a quorum is present by the holders of a majority of the shares voting at that meeting, the Plan and all Options shall terminate at the time of that meeting of shareholders, or, if no such meeting is held, after the passage of one year from the date the Plan was adopted by the Board. Options may not be granted under the Plan after the day before the 10th anniversary of adoption by the Board.